Exhibit 3.8

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 02:45 PM 12/11/1998 981478218 – 2977910

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

MCKECHNIE US HOLDINGS INC.

First:	The name of this Corporation is Mckechnie US Holdings Inc.

Second:

Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The registered agent in charge thereof is The Corporation Trust company.

Third:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:

Total authorized capital stock of this corporation shall consist of the following: 5,000 shares of Class A common stock and 15,000 shares of Class B common stock, each of which shall have a par value of One Dollar ($1.00) per share. The shares of Class A common stock and the shares of Class B common stock shall have identical rights with respect to dividends, distributions, liquidation and all other rights, except that the shares of Class A common stock will have sole voting rights, and the shares of Class B common stock will have no voting rights.

Fifth:	The name and mailing address of the Incorporator is as follows: Name: Eric R. Wapnick - Butzel Long Mailing Address: Suite 900, 150W. Jefferson, Detroit, MI 48226

Sixth:	The corporation is to have perpetual existence.

Seventh:	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

Eighth:

Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware. as the by-laws may provide. The books of the corporation may be kept subject to any provision contained in the statutes outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

Ninth:

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 11th day of December, A.D. 1998.

BY:	/s/ Eric R. Wapnick
Eric R. Wapnick, Incorporator